Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports on First Quarter 2009

Financial Results and Swine Flu Activity

LINCOLNSHIRE, Illinois - (May 11, 2009) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced its March 31, 2009 financial results as well as its plans to conduct additional pre-clinical studies to confirm its vaccine adjuvant, BioVant™, can increase the efficacy of flu vaccines, including a potential new H1N1 (swine flu) vaccine.  Previously presented BioSante data from three BioVant-adjuvanted flu vaccine pre-clinical studies using the M1 protein, H1N1 (similar to today’s swine flu), H3N1 and H5N1 antigens showed that BioVant effectively delivered flu vaccines and concurrently, enhanced the body’s natural immune responses to flu virus antigens, including the potentially pandemic swine flu.

The cumulative results confirm that:

•	BioVant can enhance flu-specific immunity
•	BioVant/M1 Protein Flu vaccine protected 100% of the animals from lethal dose of live H1N1 flu virus, the same structure as the current swine flu
•	BioVant improves survivability when compared to the vaccine alone with or without other adjuvants
•	BioVant may allow for lower doses of flu vaccine thereby increasing the number of doses for a given production of vaccine

“These BioVant-influenza vaccine results suggest that BioVant can increase the efficacy of a potential adjuvant-enhanced swine flu vaccine,” said Stephen M. Simes, BioSante’s president & CEO.  “BioVant also may permit a reduction in the needed dosage of flu antigen, thereby “stretching” limited vaccine supplies, and administration by routes other than injection.”

An adjuvant is a substance that, when added to a vaccine, enhances the vaccine’s effectiveness by enhancing the body’s immune response.  In multiple studies, BioVant has been shown to be safe and cause minimal dose-dependent inflammation at the injection site, and has been shown both to prevent the manifestation of allergic response, and, to effectively ‘switch off’ established Th2-T-cell-associated allergic reactions.

First Quarter 2009 Financial Results

BioSante incurred a net loss of approximately $4.1 million or ($0.15) per share for the quarter ended March 31, 2009, compared to a net loss of $3.6 million or ($0.13) per share for the same period in 2008.  This expected increase in net loss was due primarily to the conduct of the three ongoing LibiGel® (testosterone gel) Phase III clinical studies to support submission of a new drug application (NDA) and U.S. Food and Drug Administration (FDA) approval.  The LibiGel Phase III safety and efficacy studies are being conducted under an FDA approved SPA (special protocol assessment).

The Company’s cash and cash equivalents as of March 31, 2009 were approximately $10.2 million, as compared to cash, cash equivalents and short-term investments of approximately $14.8 million on December 31, 2008.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II/III clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for novel vaccines (BioVant™), drug delivery and aesthetic medicine (BioLook™).  Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements include BioSante’s need for and ability to obtain additional financing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed in BioSante’s most recent annual report on Form 10-K,which discussions also are incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

McKinney/Chicago

Alan Zachary

(312) 944-6784 ext. 316; azachary@mckinneychicago.com